                                                                    Exhibit 99.1
Contact:

Ann Doyle
MCK Communications
(781) 343 6335
adoyle@mck.com

FOR IMMEDIATE RELEASE

           MCK COMMUNICATIONS PROVIDES GUIDANCE ON ITS Q2 RESULTS AND
             ANNOUNCES ACTIONS TO ACCELERATE RETURN TO PROFITABILITY

NEEDHAM, MASSACHUSETTS, NOVEMBER 6, 2001 -- MCK Communications, Inc. (NASDAQ:
MCKC), a leading provider of distributed voice solutions for the extended enterprise, today reported that it expects its revenue for the quarter ending October 31, 2001 to be between $3.7 million and $4.2 million. In addition, the Company reported that results will reflect a continued reduction in operation expenses.

     MCK also announced further restructuring actions intended to proactively address the effects of the current economic environment and to accelerate the company's return to profitability. The initiative includes a phased closure of its Texas operations lending to an overall reduction of approximately 45 percent of MCK's workforce company-wide, additional consolidation and reduction in real estate expenditures, continued flattening of the organization at the senior level, and further reductions in discretionary spending. In addition, the Company announced that Paul Zurlo, the Company's CFO, will be leaving to pursue other opportunities after ensuring a smooth transition to a newly appointed CFO.

     "Management remains fully committed to returning the company to profitability." stated Glenda Davis, president and CEO of MCK. "To that end, we are continuing to take the appropriate steps to lower our overall cost structure until we see signs of a market recovery. These initiatives will better position MCK in the current economic environment. We anticipate these new reductions will result in annualized savings of approximately $5 million while still retaining a strong base of highly talented employees."

       MCK Announces Actions to Accelerate Return to Profitability/Page 2

     "We continue to be negatively impacted by the slowdown in capital spending but are encouraged by our Q2 achievements. For instance, we are encouraged by the initial acceptance of our MobileConneX PBXgateway(TM). We are well positioned in the marketplace and are poised to take advantage of the renewed interest in distributed communications by employees `on the go' as well as telecommuters." continued Ms. Davis. "The actions we are taking will continue to ensure our health for the long-term. Our previous changes are already having a positive impact on the business and we believe these additional changes will further our progress."

     For more information regarding these changes, please join us in the MCK Earnings Call scheduled for November 28, 2001.

ABOUT MCK COMMUNICATIONS
MCK Communications develops and markets distributed voice solutions that cost-effectively create a more open and interconnected business telephony environment which provides enterprises with extended business reach, lowered communications costs and options for flexible migration to next-generation environments while empowering individuals with portable business telephony. With more than 270,000 ports shipped worldwide, ISO-9001-certified MCK partners with such industry leaders as Avaya, Ericsson, Iwatsu, Nortel, NEC, Infrontia (formerly Nitsuko), Toshiba, SBC, Sprint, Verizon and WorldCom. Headquartered in Needham, Massachusetts, the company has an R&D facility in Calgary, Alberta and field offices throughout the U.S., Canada and the U.K.

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties. We wish to caution you that there are some factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: the success of our partnerships, quarterly fluctuations in operating results attributable to the timing and amount of orders for our products, the timing and replacement of legacy PBX systems with network-hosted PBX systems, the adoption of IP networks as a medium to transport voice, our ability to grow and maintain relationships with key PBX manufacturers and service providers, market acceptance of our products including the MCK Branch product and our new IP products, our ability to keep pace with rapidly changing product requirements and factors affecting the demand for remote voice technologies, our reliance on a small number of customers, including Avaya, formerly the Enterprise Group of Lucent Technologies, for a significant portion of our revenue, general economic conditions and IT capital expenditure trends, and other risks detailed in our filings with the Securities and Exchange Commission, copies of which may be accessed through the SEC's website at WWW.SEC.GOV.